                                                                    Exhibit 2.11

     THIS LEASE AGREEMENT made this 26th day of July 2002, by and between AEROVOX INCORPORATED, a Delaware corporation, having a principal place of business at 167 John Vertente Boulevard, New Bedford, Massachusetts 02745 (hereinafter with its successors and assigns called the "Landlord") and PARALLAX POWER COMPONENTS, LLC, a Delaware limited liability company, having its principal office at 122 East 42nd Street, Suite 1115, New York, New York 10168 (hereinafter with its successors and permitted assigns called the "Tenant").

                                   WITNESSETH:

                                    ARTICLE I

                                    Premises

     Section 1. In consideration of the rents and covenants herein contained on the part of the Tenant to be paid, performed and observed, the Landlord hereby leases to the Tenant and the Tenant hereby leases from the Landlord subject to the terms and provisions hereinafter set forth, the land (hereinafter called the "Land") described in Exhibit A attached hereto together with all buildings and improvements thereon and all easements and appurtenances thereto (collectively such Land, buildings, improvements, easements and appurtenances being hereinafter collectively referred to as the "premises" or "demised premises". The building (the "Building") presently located on the Land contains approximately 137,000 square feet. Tenant has caused its representatives to make a complete inspection of the physical condition of the premises and fixtures contained therein and agrees to accept the premises and said fixtures in their present condition as is and where is. Landlord has made no representations or warranties as to the condition of the premises or said fixtures. Landlord shall have no obligation to perform any "fit up" work, alterations or other work prior to commencement of the Term in order to prepare the premises for occupancy by Tenant but nothing contained in this sentence shall limit or modify any of the obligations of the Landlord under any other provisions of this Lease)

                                   ARTICLE II

                              Term and Commencement

     Section 1. TO HAVE AND TO HOLD the demised premises for the original term (the "Term") of one (1) year from and after the date hereof unless sooner terminated as herein provided.

                                   ARTICLE III

                                      Rent

     Section 1. In consideration of the provisions hereof, Tenant shall pay to Landlord an annual base rent during the Term hereof of $600,000.00 per annum ("annual base rent") in equal monthly installments of $50,000.00 per month payable in advance on the first day of each calendar month during the Term (with payment of rent for the remainder of June 2002 to be paid upon execution hereof).

     Section 2. The Tenant shall pay, as additional rent hereunder, during the Term hereof (but not for any period subsequent to the expiration or earlier termination of the Term nor for any period prior to the commencement of the
Term), all real estate taxes, water rents and sewer charges (collectively "taxes") which are assessed and payable upon, or with respect to, the premises (and which are allocable to the Term, as the Term may be reduced as a result of any termination of this Lease). The Tenant shall pay such additional rent to the taxing (or other governmental) authority within thirty (30) days after presentation of the applicable tax bills (and bills for such other amounts), but in any event not sooner than ten (10) days prior to the last day or dates on which said taxes and other additional rent may be paid without interest or penalty. Landlord represents and warrants to Tenant that the annual taxes for the current tax year are approximately $40,000 and that the assessment on the premises for purposes of determining the amount of taxes does not exceed $1,000,000.00. Notwithstanding anything contained in this Section 2 of Article III of the Lease (or any other provisions of this Lease) to the contrary, it is expressly understood and agreed that in no event shall Tenant be responsible for, or have any obligation to pay, any portion of the taxes on the premises as and to the extent that any such taxes are based, in whole or in part, on an assessed value or other valuation of the premises (or any part thereof or any interest therein or any revaluation or reassessment thereof) in excess of an assessed value in the aggregate of $1,000,000.00. Landlord shall promptly pay, when due, all taxes on the premises in excess of those taxes which Tenant is obligated to pay hereunder.

     If this lease shall commence on a date other than the first day of a tax year, or terminate on a date other than the last day of a tax year, the Tenant for that tax year shall pay to the Landlord only such portion of such additional rent for the whole tax year as shall be proportionate to the portion of the tax year contained within the term of this Lease.

     Section 3. Landlord shall pay to Tenant one hundred (100%) percent of any abatement, refund of real estate taxes paid or payable to Landlord allocable to the Term or any part thereof within fifteen (15) days after Landlord shall receive payment, credit or other benefit thereof, net of all costs paid by Landlord in connection with obtaining such refund or abatement; provided however that if Tenant is then in default under this Lease, such amounts shall be first credited against any defaulted amounts due from Tenant under this Lease.

     Section 4. During the Term, Tenant shall obtain and maintain the following insurance on the premises with an insurance company reasonably acceptable to
Landlord: so called "all risk" coverage insurance (including business interruption insurance covering a period of not less than twelve (12) months or the remainder of the Term, whichever is less) and such other insurance covering all hazards included within customary "all risks" coverage (exclusive of the cost of coverage for damage due to terrorists' acts or the like), including without limitation insurance covering fire, lightning, vandalism, malicious mischief and boiler, pipe and sprinkler leakage, said insurance to be on a full replacement cost basis (exclusive of footings and foundations). Such insurance shall name Landlord and its first mortgage lender as an additional insured and "loss payee." Such policy shall be non-cancelable with respect to the interest of Landlord and such mortgagee without at least ten (10) days prior written notice thereto. Landlord hereby approves the policy of insurance provided by Tenant.

     Section 5. All payments of annual base rent hereunder shall be mailed to the order of Landlord c/o Key Bank at KeyBank National Association, 66 South Pearl Street, Albany, New York 12207, Attention: Peter Landauer, 4/th/ Floor, or otherwise as Landlord's lender, Key Bank may notify Tenant from time to time. If Tenant shall receive conflicting demands for payment of annual base rent, Tenant shall have the right to make payment thereof into the Bankruptcy Court in the Landlord's Bankruptcy Case and related proceedings and such payment shall satisfy Tenant's obligations hereunder with respect to such rent and other charges.

                                   ARTICLE IV

                                    Covenants

     Tenant covenants and agrees as follows:

     (a)  To cause no waste with respect to the demised premises;

     (b) Tenant shall be responsible for maintaining its own exterior trash receptacle and periodic trash removal;

     (c) Tenant shall be responsible for removing snow and ice from the parking areas, sidewalks and driveways on the Land and entrances to the Building and for mowing the grass and maintaining the other existing landscaping;

     (d) Tenant shall not create, commit or maintain any nuisance upon the premises; and

     (e) Tenant shall comply with all Environmental Laws (as said term is defined in Section 3 of Article XIII) in connection with Tenant's use, storage or handling of Hazardous Materials (as said term is defined in Section 3 of Article XIII) in the conduct of Tenant's business at the premises.

                                    ARTICLE V

                             Use of Demised Premises

     Section 1. The Tenant shall have the right to use the demised premises for use as a manufacturing, warehouse, storage, distribution, sale, research and development facility and related office and other uses incidental thereto, including without limitation, the development, manufacture, sale and distribution of film capacitors, electromagnetic interference filters and related products and for no other purposes whatsoever.

                                   ARTICLE VI

                             Repairs And Alterations

     Section 1. Tenant shall repair any damage to the Premises to the extent caused by actions of Tenant, its agents or invitees. Tenant shall also be responsible for routine maintenance of (a) the interior of the Building and

(b) the electrical, plumbing, mechanical, heating, ventilating, air conditioning, gas, elevator and sprinkler equipment located within or outside the Building and (c) rooftop, mechanical and HVAC units, if any, in each case in clauses (a) through (c) inclusive, to the extent necessary to keep the same in operating condition during the Term (but not for any period subsequent to expiration or earlier termination of the Term).

          Notwithstanding the foregoing, in no event shall Tenant have any obligation to perform any repairs or maintenance arising out of (a) normal wear and tear, (b) faulty or defective construction, equipment or materials at the premises at the date hereof, (c) any condition, whether known or unknown, existing at the Premises at the date hereof whether above or below surface, (d) any Capital Repairs (as said term is hereinafter defined), (e) except for repairs or maintenance required of Tenant under the first two (2) sentences of this Section 1 or under Article IV, any repairs or maintenance to, or with respect to, the roof, structure, walls, heating, ventilating, air conditioning, electrical, mechanical, elevators or other utility systems within or serving the Premises, foundations, subsurface facilities of any type, paving, curbing, sprinkler systems, indoor or outdoor, or the like, curbs, gutters, drainage systems, leaks, sinkholes, soil erosion, outdoor lighting poles, lights and fixtures, nor the parking areas, sidewalks or driveways located on or serving the Premises and (f) any repairs or maintenance, the need for which arises out of any fire, casualty, terrorism, or any other risk, peril or matter which is included within the coverage of any policy of insurance carried by Tenant under
Section 4 of Article III of this Lease. As used in this Lease, the term "Capital Repairs" shall mean any repairs, maintenance, replacement or other work, the cost of which would constitute a capital expense, capital cost or capital item as determined under generally accepted accounting principles consistently applied or the useful life of which would exceed one (1) year.

     Section 2. The Landlord shall promptly after receipt of written notice from the Tenant, make (a) all repairs to the roof (including, without limitation, repair of all roof leaks and (except for minor plumbing leaks) other leaks), structure, foundations, beams, girders, mullions, exterior walls of the demised premises, the structural elements of the premises, and the paved areas and (b) all Capital Repairs to the walls, heating, ventilating, air conditioning, electrical, mechanical, elevator and other utility systems within or serving the premises, the subsurface facilities of any type, paving, curbing, landscaping, sprinkler systems, indoor or outdoor or the like, curbs, gutters, drainage systems, sink holes, soil erosion, outdoor lighting poles, lights and fixtures (and all other repairs and maintenance except those which Tenant is obligated to perform under Article IV or Section 1 of this Article VI).

     Section 3. The Tenant shall at the expiration or earlier termination of this lease remove its goods and effects and such of the equipment and machinery owned by Tenant as Tenant may elect and peaceably yield up the demised premises, in broom clean condition but excluding any damage or cleanup caused by or related to fire, vandalism, riot, terrorism, acts of God, earthquake, war, insurrection, wind, rain, flooding, weather and the like or other casualty or any other insured claims and any damage caused by eminent domain. Tenant shall repair any injury done to the demised premises by the installation by Tenant following the date hereof of Tenant's machinery or equipment or the removal by Tenant of the Tenant's machinery or equipment (whether or not initially installed by Tenant).

     Section 4. The Tenant shall have the right at its expense to make non-structural alterations to the interior of the demised premises but if the cost of any such alteration shall exceed $50,000.00 in the aggregate then Tenant shall only perform the same after obtaining the prior written approval of Landlord which approval will not be unreasonably withheld or delayed. Tenant will, within 15 days after Tenant has notice of the filing thereof, remove, by bonding or otherwise, any mechanic's lien filed against the premises for work performed by Tenant, its agents, contractors and subcontractors. Upon expiration or termination of the Term, any renovations or improvements to the Building made by Tenant shall inure to the benefit of

Landlord who shall retain ownership and title to such renovations and improvements.

     Section 5. Any trade fixtures, furniture and equipment owned by the Tenant shall remain the property of the Tenant and may, subject to Tenant's repair obligations set forth in Section 3 of this Article VI be removed by the Tenant from the demised premises prior to the expiration or earlier termination of this lease. In the event Tenant fails to remove said fixtures, furniture and/or equipment prior to the expiration or earlier termination of this Lease, and such failure continues for more than thirty (30) days after written notice received by Tenant, they shall be deemed abandoned and may be disposed of by Landlord in any way it sees fit at Landlord's sole cost and expense (and the proceeds thereof may, in such case, be retained by Landlord).

                                   ARTICLE VII

                                    Utilities

     Upon commencement of this Lease, Landlord and Tenant shall cooperate so that all utilities will be billed directly to Tenant by the appropriate utility company. Tenant shall pay when due all charges for utility services provided to the demised premises during the Term hereof (but not for any period subsequent to any termination of this Lease or prior to the commencement of the Term) including, without limitation, electricity, gas, water, telephone, and the cost of fuel to heat or air-condition the demised premises.

                                  ARTICLE VIII

                               Liability Insurance

     Section 1. Tenant agrees to maintain in full force during the Term (but not for any period subsequent to expiration or earlier termination of the Term) a policy of comprehensive liability and property damage insurance under which the Landlord (and such other persons as are in privity of estate with Landlord as may be set out in a notice from Landlord from time to time), Landlord's mortgagee (as specified by Landlord in a written notice to Tenant) and Tenant are named as insured. A duplicate original of a certificate of such insurance shall be delivered to Landlord. The minimum limits of liability of such insurance shall be Three Million and No/100ths ($3,000,000.00) Dollars for injury (or death) to any one person and One Million and No/100ths ($1,000,000.00) Dollars with respect to damage to property.

                                   ARTICLE IX

                         Insurance on Tenant's Property

     Section 1. The Tenant shall, at its own expense (and in addition to its other obligations to maintain insurance under Section 4 of Article III and under
Article VIII), maintain so called "all risk" insurance of adequate amounts with respect to its own fixtures, merchandise, equipment and other property contained in the demised premises.

                                    ARTICLE X

                                      Signs

     Tenant shall have the right to install, at its expense, any and all signs which it may require in connection with its use of the Premises or the business operations thereon so long as such signage and the installation thereof complies with applicable law. Upon expiration or earlier termination of the Term, Tenant shall remove any signage installed by Tenant and repair any damage caused by such installation or removal. In addition, Tenant may, at its expense, remove any and all existing signs located at or serving the Premises and in such case Tenant shall take appropriate action to repair any damage caused by such removal.

                                   ARTICLE XI

                                   Assignment

     The Tenant shall not assign this lease or sublet all or any part of the premises without the prior written consent of Landlord. Notwithstanding the foregoing to the contrary, Tenant may assign this lease upon written notice to Landlord but without Landlord's prior written consent to a "Permitted Assignee" and/or a "Lender" (as said terms are hereinafter defined) and may also grant collateral assignments and security interests in this Lease to a Lender without prior written notice to Landlord. Landlord shall, subject to Section 8 of
Article XXII, have the right to freely assign its interest in their Lease. As used herein, the term "Permitted Assignee" shall mean (a) any corporation, partnership, limited partnership, limited liability company, trust or other entity which is either owned or controlled, directly or indirectly, through one or more intermediaries, or otherwise, by any person or entity which, directly or indirectly, through one or more intermediaries, or otherwise, owns at least 33% or more of the stock, equity or other indicia of ownership of Tenant as of the date of this Lease and (b) any corporation, partnership, limited partnership, limited liability company, trust or other entity which acquires all or substantially all of the assets and business of the Tenant located at the Premises. As used herein, the term "Lender" shall mean any bank, trust company, savings bank, savings and loan association, insurance company, college or university, pension or retirement fund, credit company or other company regularly engaged in the business of lending which, in fact, makes a loan to Tenant or any affiliate of Tenant secured, in whole or in part, by Tenant's interest under this Lease. No such Lender shall, by virtue of accepting a collateral assignment or security interest under this Lease ever assume or become liable for performance of any obligations under this Lease. Upon request of any such Lender, Landlord will execute such instruments as such Lender may require in order to confirm that Landlord releases any claims which it may have in and to any furniture, fixtures, equipment, inventory and other items of personal property owned by Tenant as well as any accounts receivable, cash or other assets in which a security interest has been granted to such Lender and providing the Lender normal and customary rights of entry upon the Premises for the purpose of perfecting and realizing upon its security interest in and to any such assets, in each case, in such form and content as Tenant's Lender may require consistent with normal and reasonable practice.

     In the instance of assignment of this Lease to a Permitted Assignee, the Permitted Assignee shall execute a written agreement assuming all obligations of Tenant under the Lease arising from and after the date of such assignment but Tenant shall in any event remain fully responsible for performance of this Lease.

                                   ARTICLE XII

                                Estoppel Letters

     Section 1. Tenant will upon request by Landlord or any Mortgagee of the premises, from time to time execute and deliver to such party (a) an "Estoppel Letter", so-called in form satisfactory to such party and/or (b) a copy of every notice of default delivered by Tenant to Landlord at the same time and in the same manner as to Landlord and/or (c) an agreement consenting to an assignment of this lease to such party and acknowledging such assignment.

     Section 2. Landlord will, upon request by Tenant or any of Tenant's Lenders, from time to time, execute and deliver to such party (a) an estoppel letter, so called in form reasonably satisfactory to Landlord and such party and
(b) a copy of every notice of default delivered by Landlord to Tenant at the same time, in same manner as to Tenant and (c) if requested by Lender or Tenant's Lender, an agreement consenting to an assignment of this Lease and/or the granting of a security interest in this Lease to such party and acknowledging such assignment and (d) an agreement permitting such Lender of Tenant to enter upon the premises to conduct a sale and/or removal of all of the property, machinery and equipment owned by Tenant and located thereon, and releasing and waiving any right to assert a lien or claim against any such property, machinery and equipment and any other assets of Tenant in which the Tenant's Lender may, from time to time, hold a security interest, and containing such other terms and provisions as Tenant's Lender may require, all in form and substance reasonably satisfactory to the Tenant's Lender.

                                  ARTICLE XIII

    Existing Warranties and Service Contracts; Tenant's Rights of Self Help;
                             Offset and Termination

     Section 1. Existing Warranties. Landlord shall provide Tenant the benefit of all warranties and service contracts which are available to Landlord under or in connection with the premises, including, without limitation, the roof, the foundations and any machinery and equipment located thereon and all systems included therein, including, without limitation, all HVAC, mechanical, electrical and plumbing systems. Landlord hereby grants Tenant the right to enforce in the name of and on behalf of Landlord all warranties (and those service contracts as are designated by Tenant in writing) in any way affecting or benefitting the premises and/or the Building or any part thereof or any mechanical, electrical, HVAC, roof or other system therein including, without limitation, those warranties and service contracts set forth in Exhibit E attached hereto.

     Section 2. Tenant's Self Help. If (a) the premises or any part thereof, including, without limitation, the Building, or the use and operation thereof for the permitted uses, do not comply in all material respects with all laws, ordinances, rules and regulations applicable thereto, including without limitation, all zoning, subdivision, environmental, wetlands, building and handicapped accessibility laws, rules and ordinances and notice of such noncompliance is given to Tenant by any governmental authority, board, commission, department of the City of New Bedford, the Commonwealth of Massachusetts or the United States of America or any other governmental body, authority, board, commission, department or the like (collectively a "Law Violation Notice", provided however that the term Law Violation shall not include a notice of noncompliance with any such laws, ordinances, rules and regulations to the extent that such noncompliance is based on Tenant's particular manner of use of the premises as opposed to use generally) or (b) Landlord shall fail to perform, observe and comply with its obligations under
Section 2 of Article III, Section 2 of Article VI of this Lease or Article XXI of this Lease or Section 2 of Article XXII of this Lease (collectively a "Landlord Default") or (c) if (other than as a result of the acts of Tenant) any Hazardous Materials (as said term is hereinafter defined) are present on or are discharged or released onto or from the premises or exist on the premises (i) at levels or in concentrations which equal or exceed the minimum reportable levels or concentrations under the applicable Environmental Laws (as said term is hereinafter defined) or (ii) in violation of applicable Environmental Laws, or there is a threat of any of the foregoing (collectively, a "Release"), then, and in any such event (in addition to all other rights which Tenant may have on account thereof) Tenant shall have the following rights, all of which shall be cumulative and not separate (and prior to or concurrently with the exercise of any such rights, or as soon thereafter as is reasonable under the circumstances, Tenant shall give Landlord (and the holder of any first mortgage of Landlord's interest in the Premises from whom Tenant has received written notice requesting that notices sent to Landlord under this Section 2 of Article XIII likewise be sent to such mortgagee and setting forth the address, telephone number and fax number of such mortgagee) notice of the applicable Law Violation Notice, Landlord Default and/or Release of Hazardous Materials:

          (1) Tenant may, at its sole and exclusive option (but without any obligation to do so) and without waiving any claim which it may have for breach of agreement, at any time thereafter, attempt to cure such Law Violation Notice and/or Landlord Default and/or undertake to remediate any such Release of Hazardous Materials, and any amount (a "Cure Amount") paid by Tenant in so doing shall be deemed paid for the account of Landlord and Landlord shall pay all such Cure Amounts together with interest on such Cure Amount (but only on the portion, if any, of such Cure Amount which exceeds the Aggregate Offset Amount (as said term is hereinafter defined) at ten (10%) percent per annum to Tenant upon demand and in addition to the extent any such Cure Amounts are not paid by Landlord to Tenant within five
     (5) days after notice thereof, Tenant shall have the right to offset and deduct against the annual base rent and other sums payable under this Lease
     (i) any and all such Cure Amounts so paid by Tenant together with interest on such Cure Amount (but only on the portion, if any, of such Cure Amount which exceeds the Aggregate Offset Amount) at the rate of ten (10%) percent per annum and (ii) any damages which Tenant may suffer on account of the existence or occurrence of any such matters including, without limitation, lost revenues and lost profits, but excluding other consequential and indirect damages and excluding punitive damages (provided however that the maximum aggregate amount which Tenant may offset and deduct under the foregoing clauses (i) and (ii) shall not exceed One Hundred Thousand Dollars $100,000 (the "Aggregate Offset Amount") in the aggregate exclusive however of amounts offset, deducted paid or advanced by Tenant on account of any Landlord Default under Section 2 of Article III). Notwithstanding the foregoing, in the event that Landlord fails to pay real estate taxes as set forth in the last two sentences of Section 2 of Article III, then Tenant may at its sole option, elect to pay and set off the entire amount of taxes which Landlord failed to pay as a Cure Amount against the rent due hereunder if the Tenant reasonably determines that Landlord's failure to pay such real estate taxes will jeopardize in any manner whatsoever the Tenant's use and occupancy of the premises or such failure to pay real estate taxes may expose Tenant to any legal liability for Landlord's failure to pay such taxes. Before Tenant shall be permitted to pay such tax amount and offset such amount against rent due hereunder, Tenant shall give Landlord and Key Bank three business days prior notice, provided however that, upon giving such notice and the expiration of such three business day period, nothing shall preclude Tenant from paying such tax and setting off such paid amount, other than entry of an order by a court of competent jurisdiction. Nothing contained in this Paragraph (1) shall be deemed to preclude Landlord from attempting to cure a Law Violation Notice or a Landlord Default or a Release of Hazardous Materials even though Tenant may be exercising rights under this Paragraph 1 concurrently therewith (but this sentence shall not be deemed to create or imply any grace or cure period for any such Law Violation Notice or Landlord Default or Release of Hazardous Materials.

          (2) in the event of the presence or release of Hazardous Materials at levels or in concentrations which equal or exceed the minimum reportable levels or concentrations under applicable Environmental Laws or which violate applicable Environmental Laws (an "Occurrence") (except for an Occurrence resulting from an act of Tenant, its agents or invitees) or in the event that as the result of or in connection with a Law Violation Notice or a Landlord Default (collectively, all such Occurrences, Law Violation Notices and Landlord Defaults being hereinafter collectively called "Abatement Events" and each being an "Abatement Event"), any portion of the premises is rendered untenantable or unusable by Tenant for its normal business operations, then, in addition to all other rights which Tenant may have on account thereof, Tenant's obligation to pay annual base rent and other sums under this Lease shall be equitably abated during the period of such untenantability and also in the event that (i) more than ten (10%) percent of the Building or the Premises is rendered untenantable or effectively unusable by Tenant for its business purposes as intended by Tenant on account of any Abatement Event or due to any leakage in the roof or other parts of the Building and such untenantability continues for a period in excess of fifteen (15) days or (ii) the aggregate Cure Amount expended by Tenant equals or exceeds the Aggregate Offset Amount, Tenant shall also, in addition thereto, have the right, exercisable by written notice to Landlord at any time thereafter, to terminate this Lease by giving written notice to Landlord effective as of a date set forth in such notice. As to Abatement Events occurring prior to the last 60 days of the Term where less than 25% of the Premises is rendered untenantable or effectively unusable by Tenant as aforesaid, the 15 day period referred to in the prior sentence shall be subject to extension for up to an additional 15 days on account of delays in restoring the premises to full tenantability and use by Tenant caused by Force Majeure Events (as said term is defined in Section 7 of Article XXII hereof) so long as Landlord has promptly commenced and diligently pursues restoration of the premises to full tenantability and use by Tenant.

          (3) As used herein, the term "Hazardous Materials" shall mean and include, without limitation, any material or substance which is (i) petroleum,
(ii) asbestos, (iii) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. SS 1251 et seq. (33 U.S.C. SS 1321) or listed in SS 307 of the Federal Water Pollution Control Act (33 U.S.C. SS 1317), (iv) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. SS 6901 et seq. (42 U.S.C. SS 6903), (v) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. SS 9601 et seq. (42 U.S.C. SS 9601), as amended and regulations promulgated thereunder, or (vi) defined as "oil" or a "hazardous waste", a "hazardous substance", a "hazardous material" or a "toxic material" under any other law, rule or regulation applicable to the Property, including, without limitation, Chapter 21E of the Massachusetts General Laws, as amended and the regulations promulgated thereunder. As used herein, the term "Environmental Laws" shall mean, without limitation, each and every law, rule, order, statute or regulation described above in this Section, together with (i) any amendments thereto, or regulations promulgated thereunder and (ii) any other laws pertaining to the protection of the environment or governing the use, release, storage, generation or disposal of Hazardous Materials, whether now existing or hereafter enacted or promulgated.

          (4) The provisions of Section 7 of Article XXII of this Lease shall not apply to any interpretation as to whether a Landlord Default has occurred and (except as otherwise expressly provided in the last sentence of Subsection
(2) of Section 2) shall not apply to this Article XIII or so as to extend any time period set forth in this Article XIII or so as to delay the rights of the Tenant under this Article XIII.

          (5) All rights and remedies which Tenant has under this Article XIII or elsewhere in this Lease shall be cumulative and not separate and shall not be deemed inconsistent with each other, and any two or more of such rights and remedies may be exercised at the same time. The exercise by Tenant of any of its rights and remedies under this Article XIII or elsewhere in this Lease shall not require an order of the Bankruptcy Court (as said term is hereinafter defined) pursuant to Section 362 of the Bankruptcy Code (as said term is hereinafter defined) or otherwise.

          (6) If Tenant shall commence to attempt to cure a Law Violation Notice, a Landlord Default or a Release of Hazardous Materials, Tenant shall have the right to, at any time thereafter to cease such attempt without liability or obligation to Landlord.

          (7) If there should be any dispute between Landlord and Tenant, or any uncertainty, as to whether a Law Violation Notice, Landlord Default or Release of Hazardous Materials has occurred or whether an Abatement Event has occurred or whether Tenant has rightfully exercised any right of offset, deduction, abatement or termination under this Article XIII or as to the amount of any such offset, deduction or abatement claimed by Tenant, Tenant shall have the right (but not the obligation) without prejudice to any of its other rights and remedies under this Article XIII to pay all amounts which are subject to such dispute or uncertainty into escrow with Fidelity National Title Insurance Company or any other national title insurance company selected by Tenant pending the outcome of such disputes and/or uncertainty and in doing so shall be deemed to be fully protected under this Lease to the same extent as if any amounts so paid into escrow were amounts which Tenant had properly offset, deducted or abated under this Article XIII.

                                   ARTICLE XIV

                              Waiver of Subrogation

     Landlord and Tenant each hereby releases the other from any and all liability or responsibility to the other (or anyone claiming through or under them by way of subrogation or otherwise) for any loss or damage to the demised premises or property thereon against which the waiving party is protected by insurance (but only to the extent of coverage provided by the applicable policy of insurance), even if such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible, provided, however, that this release shall be applicable and in force and effect only with respect to loss or damage occurring during such time as the releasor's policies shall contain a clause or endorsement to the effect that any such release shall not adversely affect or impair said policies or prejudice the right of the releasor to recover thereunder. Landlord and Tenant each hereby agree that it shall cause such a clause or endorsement to be included in its insurance policies with respect to the demised premises, if available, and, if necessary, pay an additional premium that may be charged therefore.

                                   ARTICLE XV

                              Damage by Fire, Etc.

     Section 1. If the demised premises or the Building or any part thereof shall be damaged or destroyed by fire, windstorm, terrorism or any other casualty or any other cause which is an insured peril under any so-called "all risk" policy of insurance or any policy carried by Tenant under Article III hereof, the Tenant shall give notice thereof to the Landlord and unless this Lease is terminated as hereinafter provided, the Landlord, shall (to the extent of insurance proceeds paid with respect to such fire, casualty or other insured peril) within 60 days after the date of such damage or destruction repair or rebuild the same so as to restore the demised premises (including the Building but not including any of the personal property, machinery and equipment owned by Tenant) to substantially the same condition they were in immediately prior to such damage or destruction, provided that the Landlord shall not be responsible for any delay in such repair or reconstruction which may result from any cause beyond its reasonable control. Landlord shall not be liable to Tenant for damages (including, without limitation, damage to Tenant's business or specific performance) for failure of Landlord to restore. In the case of any such restoration by Landlord (and provided that Tenant does not exercise any right in this Article XV to terminate the Lease, Tenant shall bear the cost of any deductibles under its insurance applicable to such restoration.

     Section 2. If the Building located on the Land shall be damaged or destroyed to the extent of forty four (44%) percent or more on a square footage basis by any cause, the Landlord may elect by written notice to Tenant either to terminate this lease or to repair or rebuild the same. If (a) damage to the Building or Premises would cost more than $50,000.00 to repair or take more than thirty (30) days to repair, or (b) if any such repair or restoration is not completed within sixty (60) days after the date of any such fire, casualty or other damage or cannot, in Tenant's sole judgment, be completed, or (c) if any utility system serving the Premises was damaged and could not be used for the purpose intended for more than twenty (20) days, or (d) all reasonable means of primary access to the Premises and/or the Building became unavailable for more than ten (10) days or (e) if the time remaining in the Term at the time of any such damage or casualty is ninety (90) days or less or the time remaining in the Term after deducting Tenant's estimate of the time needed to restore the premises is less than sixty (60) days, then, in any such event, Tenant shall have the right to terminate this Lease by written notice to Landlord effective as of the date set forth in such notice (and, in the event of any failure of Landlord to complete restoration of the premises, within the sixty (60) day period set forth in clause (b) of this sentence, Landlord shall not be liable to Tenant for damages, including, without limitation, damages to Tenant's business for any such failure to restore or specific performance).

     Section 3. If this Lease is not terminated as above provided, then, from and after such damage and until (a) demised premises are restored as above provided the rent reserved hereunder and all taxes, insurance and other sums payable by Tenant hereunder shall equitably abate either wholly or proportionately according to the nature and extent of the injury and interference with Tenant's ability to use the demised premises in whole or in part and (b) a reasonable period has elapsed following such restoration as is sufficient to permit Tenant to repair and/or install all damaged equipment and machinery affected by such damage or restoration.

                                   ARTICLE XVI

                                 Eminent Domain

     Section 1. If, as a result of any taking by eminent domain, which shall be deemed to include a voluntary conveyance in lieu of a taking, the total floor area remaining in the demised premises shall be reduced to less than fifty (50%) percent of the total floor area in the demised premises at the commencement of the term hereof, then at the election of the Landlord, exercisable by written notice given to the Tenant within ninety (90) days after the date of the filing of the notice of such taking this lease may be terminated as of the date when the Tenant is required to vacate the demised premises or the portion thereof so taken notwithstanding that the entire interest of the Landlord may have been divested by such taking, and if following any such taking the Landlord does not terminate this lease and provided Tenant does not terminate this Lease under Section 2 hereof, then the Landlord, at the Landlord's expense, but only to the extent of the award actually received by the Landlord for any such taking (subject to the rights of any first mortgagee of the demised premises) and proceeding with all reasonable dispatch shall do such work as may be required to put what may remain of the demised premises in proper condition for the conduct of the Tenant's business (but if Landlord fails to perform such work, Landlord shall have no liability to Tenant for damages, including, without limitation, damages to Tenant's business on account thereof nor shall Landlord be subject to specific performance on account thereof. From and after the date on which the Tenant is required to vacate the portion of the demised premises so taken, a just proportion of the rent reserved herein according to the nature and extent of the taking of the demised premises shall be abated until the demised premises are restored to such condition that the Tenant can commence business therein and from and after the date on which the Landlord shall restore the demised premises in the manner above provided the rent shall be reduced in the proportion that the floor area of the portion of the demised premises so taken bears to the floor area of the demised premises at the commencement of the term hereof.

     Section 2. In the event of a taking by eminent domain, whether permanent or temporary, (a) any means of access to the premises is taken which (i) leaves Tenant only with alternative means of access thereto which interferes with the operation of Tenant's business on the premises or (ii) in the case where such alternative means of access do not interfere with the operation of Tenant's business on the premises, such alternative means of access is not acceptable to Tenant in its reasonable discretion or (b) any part of the Building is taken or
(c) any part of the paved areas of the surface of the Land, are taken, then, and in any such event, Tenant shall have the right to terminate this Lease by notifying the Landlord of Tenant's election to terminate at any time thereafter by giving written notice to Landlord stating the date when such termination shall be effective.

     Section 3. The Landlord reserves and excepts all rights to damages to the Land, the Building, the demised premises and the leasehold hereby created by reason of any taking by eminent domain or by reason of anything lawfully done or required by any public authority, and the Tenant grants to the Landlord all the Tenant's rights, if any, to such damages except with respect to the value of its personal property, fixtures, equipment, damage to business, moving expense and relocation expenses but such claims shall, if they otherwise diminish the award paid to Landlord, be subordinate to the award payable to the Landlord hereunder.

                                  ARTICLE XVII

                                     Default

     Section 1. This lease is made on the condition that if the Tenant shall fail to perform any obligation hereunder and such failure shall continue for ten
(10) days after written notice in payment of annual base rent, additional rent, or in payment of any other sums due under this lease or for twenty five (25) days after written notice of default in the case of any other obligation (or, if said default cannot reasonably be expected to be cured within such twenty five
(25) day period, Tenant shall not within such twenty five (25) day period promptly commence to cure such default and thereafter prosecute the curing of such default to completion with due diligence) or if the estate hereby created shall be taken on execution or other process of law, or if the Tenant shall be declared bankrupt or insolvent according to law, or if the Tenant shall make or offer to make, in or out of bankruptcy, a composition with the Tenant's creditors, or if the Tenant shall make an assignment for the benefit of its creditors, as if the Tenant shall commit any act of bankruptcy, or if a receiver, trustee or other officer shall be appointed to take charge of all or any substantial part of the Tenant's property by a court, or if a petition shall be filed by or against the Tenant (except for a filing against Tenant by Landlord or at the request of Landlord) for the reorganization of the Tenant or for an "arrangement" under the Bankruptcy Code or under any other provisions of the Bankruptcy Code or any successor or similar State or Federal statute or regulation now or hereafter in effect, and the same, if filed against but not by Tenant, shall not be dismissed within ninety (90) days after the date on which it is filed, then and in any of the said cases, notwithstanding any prior waivers or consent the Landlord lawfully may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter and without prior demand or prior notice (1) terminate this lease by notice in writing forthwith, or on a date stated in said notice,
(2) with process of law, enter into and upon the demised premises or any part thereof in the name of the whole and repossess the same as of the Landlord's former estate, and (3) expel the Tenant and those claiming through or under the Tenant and remove its and their effects without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or preceding breach of covenant, and upon entry as aforesaid this lease shall terminate; and in case of such termination or termination by reason of default on the part of the Tenant, the Tenant shall pay to the Landlord (i) all arrearages of annual base rent and other amounts outstanding and (ii) in equal monthly installments, in advance (on the same days when monthly installments on account of annual base rent are due and payable), sums equal to each monthly installment of annual base rent herein provided for or, if the demised premises have been relet, sums equal to the excess of the annual base rent herein provided for over the sums actually received by the Landlord from such reletting as well as any reasonable expenses incurred by the Landlord as a consequence of such default or in such reletting including for reasonable attorneys' fees and brokers' fees. Such sums being payable as liquidated damages for the unexpired term hereof.

     Section 2. All rights and remedies which the Landlord may have under this lease shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of such rights and remedies may be exercised at the same time insofar as permitted by law.

                                  ARTICLE XVIII

                                     Notices

     Any notice, request, demand or other communication required or permitted by this lease shall, until either party notifies the other in writing of a different address in accordance herewith, be deemed to be duly given if in writing and sent by registered or certified first class mail, postage prepaid, return receipt requested or by national overnight delivery service addressed as follows:

     If to Landlord, addressed to the Landlord:

                   c/o Hanify & King, P.C.
                   One Beacon Street
                   Boston, Massachusetts  02108
                   Attention: Harold B. Murphy, Esq.

     With a copy to:

                   Key Bank


___________________

___________________


     If to the Tenant:

                   At the address of Tenant set forth
                   in the Preamble to this Lease


                                   ARTICLE XIX

                                    Brokerage

     Landlord and Tenant each warrants and represents to the other that it has not dealt with any broker in connection with this lease or the demised premises and each agrees to defend, indemnify and hold the other harmless from and against any and all claims (including, without limitation, attorneys fees and costs) for brokerage fees and commissions (except with respect to the above named broker) by any broker claiming to have dealt with it in connection with this lease.

                                   ARTICLE XX

                              Administrative Claims

     Landlord agrees that each of the obligations of Landlord to Tenant under this Lease and any damage claims therefor will (except to the extent the same have been offset or deducted against rent or have been included as part of a rent abatement by Tenant under Article XIII) constitute administrative claims in the Landlord's Bankruptcy Case. As used in this Lease, (i) the term "Landlord's Bankruptcy Case" shall mean the bankruptcy case under Chapter 11 of the Bankruptcy Code involving Landlord (Case No. 01-14680, D. Mass.) and any related proceeding; (ii) the term "Bankruptcy Court" shall mean the United States Bankruptcy Court for the District of Massachusetts and (iii) the term "Bankruptcy Code" shall mean 11 U.S.C. Section 101 et seq., as amended.

                                   ARTICLE XXI

Master Lease, Sublease and SubSublease

     Reference is made to that certain Lease (the "Master Lease") dated December 22, 1999 between the City of New Bedford (the "City"), as Lessor, and the New Bedford Redevelopment Authority (the "Authority"), as Lessee, a copy of which is attached hereto as Exhibit C, and that certain Sub-Lease (the "Sublease") dated January 4, 2000 between the Authority, as sub-lessor and Landlord hereunder, as sub-lessee, a copy of which is attached hereto as Exhibit D. Although this Lease constitutes a sub-sublease under the Master Lease and Sublease, Tenant shall not be bound by nor does Tenant agree to perform any of the terms, covenants and conditions of the Master Lease or Sublease. The Tenant shall also have the benefit of any and all applicable court orders and/or judgments issued by the Bankruptcy Court in connection with Landlord's presently existing Bankruptcy Case as and to the extent the same, directly or indirectly, relate to this Lease or the use and occupancy of the premises by Tenant.

     Landlord covenants and agrees not to amend, modify or terminate the Master Lease or Sublease or accept any termination thereof without the prior written consent of the Tenant. Subject to the requirements of the Bankruptcy Court in connection with the Landlord's Bankruptcy Case, Landlord further agrees to fully perform and comply with its obligations under the Sublease and shall cause the Authority to observe, perform and comply with the Sublease. Subject to the requirements of the Bankruptcy Court in connection with the Landlord's Bankruptcy Case, Landlord shall use reasonable efforts to cause the Authority to comply with its obligations under the Master Lease and shall use reasonable efforts to restrict the Authority and the City from amending, modifying or terminating the Master Lease without the prior written consent of Tenant. Landlord further agrees that it will not reject, disaffirm or otherwise cancel or terminate the Sublease or Master Lease under applicable bankruptcy or insolvency laws or in connection with its pending Bankruptcy Case or otherwise.

     Landlord will promptly provide Tenant with copies of all notices and correspondence sent by or on behalf of Landlord, or received by or on behalf of Landlord, under (i) the Master Lease, (ii) the Sublease and (iii) that certain Tax Increment Financing Agreement (the "TIF Agreement") dated September 9, 1999 between the City and Landlord as well as copies of all real estate tax bills and notices relating to real estate taxes on the premises.

                                  ARTICLE XXII

                            Miscellaneous Provisions

     Section 1. No consent or waiver, express or implied, by the Landlord to or of any breach in the performance by the Tenant of its agreements hereunder shall be construed as a consent or waiver to or of any other breach in the performance by the Tenant of the same or any other covenant or agreement. No acceptance by the Landlord of any rent or other payment hereunder, even with the knowledge of any such breach, shall be deemed a waiver thereof nor shall any acceptance of rent or other such payment in a lesser amount than is herein required to be paid by the Tenant regardless of any endorsement on any check or any statement in any letter accompanying the payment of the same, be construed as an accord and satisfaction or in any manner other than as a payment on account by the Tenant.

     Section 2. Landlord agrees that upon Tenant's paying the rent and performing and observing the agreements conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the demised premises during the term of this lease and any extension thereof without any manner of hindrance or molestation by anyone (including, without limitation, the City and Authority irrespective of any termination or other action under or in connection with the Master Lease or Sublease). Notwithstanding the foregoing, Landlord (and its officers, employees and agents) and its creditors shall be permitted to have access to show, view and inspect the premises at reasonable times and upon reasonable prior notice to Tenant provided that they do not interfere with use or operations at the premises.

     Section 3. The conditions and agreements in this lease contained to be kept and performed by the parties hereto shall be binding upon and inure to the benefit of said respective parties, their legal representatives, successors and assigns (subject, however, to Article XI hereof, in the case of assignee's of Tenant). Wherever in this lease reference is made to either of the parties, it shall be held to include and apply to the successors and assigns of such party as if in each case so expressed, unless the context requires otherwise and regardless of the number or gender of such party.

     Section 4. This lease shall constitute the only agreement between the parties relative to the demised premises and no oral statements and no prior written matter not specifically incorporated herein shall be of any force or effect. In entering into this lease, the Tenant relies solely upon the representations and agreements contained herein. This agreement shall not be modified (nor shall any provision be deemed waived) except by a writing executed by both parties.

     Section 5. The section and article headings throughout this instrument are for convenience and reference only and shall in no way be held to limit, define or describe the scope or intent of this lease or in any way affect this lease.

     Section 6. This Lease shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflicts of laws provisions and the Landlord's Bankruptcy Court shall have sole and exclusive jurisdiction over matters arising under or relating to this Lease so long as Landlord's Bankruptcy Case is continuing.

     Section 7. In any case where either party hereto is required to do any act, delays caused by or resulting from Acts of God, war, civil commotion, fire, flood or other casualty, unusually severe weather, or other causes beyond such party's reasonable control shall not be counted in determining the time for performance hereunder, whether such time be designated by a fixed date, a fixed time or "a reasonable time", and such time shall be deemed to be extended by the period of such delay, provided, however, that this provision shall not apply to Articles XIII (except as otherwise expressly provided in the last sentence of Subsection (2) of Section 2 thereof), XV, XVI or XXI of this Lease nor Section 2 of Article XXII.

     Section 8. Landlord shall not sell, lease or otherwise transfer or assign the premises, this Lease nor any rights, interests or obligations hereunder, whether absolutely, as collateral security or otherwise unless the purchaser, lessee, transferee, assignee or other party first expressly agrees to assume all obligations of Landlord under this Lease and agrees to recognize and comply with all of the terms of this Lease and all of Tenant's rights hereunder and enters into a direct agreement with Tenant in conformance with the foregoing, all in form and substance reasonably acceptable to Tenant.

     Section 9. This Lease may be executed in multiple counterparts, each of which shall be deemed an original and when taken together shall constitute one and the same instrument.

     Section 10. Landlord represents and warrants to Tenant that the only mortgage which is outstanding upon the Landlord's interest in the premises is the First Leasehold Mortgage, Security Agreement, and Assignment of Lease and Rents and Financing Statement (the "First Mortgage") from Landlord to Key Bank dated February 29, 2000 recorded in the Bristol County Registry of Deeds in Book 4360 Page 166. Landlord agrees that upon execution and delivery of this Lease, Landlord will simultaneously deliver to Tenant the Subordination, Non-Disturbance and Attornment Agreement (The "SNDA") in the form attached hereto as Exhibit F, which shall have been fully executed by both Landlord and the holder of the First Mortgage, namely Key Bank. Tenant agrees that it will execute and deliver to Key Bank a fully executed counterpart of the SNDA. Upon request, from time to time, Tenant will also execute and deliver in favor of any other holder a first mortgage upon the Landlord's interest in the premises, a subordination, non-disturbance and attornment agreement in the form of the SNDA attached hereto as Exhibit F with such changes thereto as such first mortgagee requests provided that such changes have first been approved by Tenant.

                                  ARTICLE XXIII

                                List of Exhibits

     Section 1:  Exhibit A - Land
                 Exhibit B - Plan of demised premises
                 Exhibit C - Master Lease
                 Exhibit D - Sublease
                 Exhibit E - List of Warranties and Service Contracts Exhibit F - SNDA

     EXECUTED under seal as of the day and year first above written.

LANDLORD:

                                             AEROVOX INCORPORATED


________________________                     /s/ ROBERT D. ELLIOTT
Witness                                      -----------------------------------
                                             ___________________________________

                                             TENANT:

                                             PARALLAX POWER
                                             COMPONENTS, LLC

________________________                      /s/ NATHAN J. MAZUREK
 Witness                                     -----------------------------------
                                             ___________________________________